As filed with the Securities and Exchange Commission on April 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWEETER HOME ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3417513
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

40 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph McGuire, Senior Vice President and Chief Financial Officer
TWEETER HOME ENTERTAINMENT GROUP, INC.
40 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Timothy B. Bancroft, Esq.
Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Aggregate Price	Aggregate
Title of Shares	Amount to be	Per	Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee

Common Stock, par value $.01 per share	162,000	$5.255	$851,310	$68.87

     (1)  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock on April 17, 2003, as reported by the Nasdaq National Market.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Subject to Completion, Dated April 24, 2003

TWEETER HOME ENTERTAINMENT GROUP, INC.

162,000 Shares of Common Stock

     This prospectus relates to the public offering by the selling stockholder listed on the table beginning on page six of 162,000 shares of our common stock.

     This offering is not being underwritten. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “TWTR.” On April 22, 2003, the last reported sales price for our common stock was $5.90 per share.

     Investing in our common stock involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, incorporated into this prospectus by reference.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2003.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND ADDITIONAL INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
Exhibit Index
Ex-5.1 Opinion of Goulston & Storrs, P.C.
Ex-23.1 Consent of Deloitte & Touche LLP

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus constitutes an offer to sell or a solicitation to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of common stock.

INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” into this prospectus information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus have been sold or the offering is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

•	our Current Reports on Form 8-K filed with the SEC on April 7, 2003 and April 23, 2003; and

•	the description of our stock contained in our Registration Statement on Form 8-A dated April 27, 1998 and amended on June 5, 1998.

     You may request a copy of these filings at no cost, by writing or calling us at our principal executive offices located at the following address:

Tweeter Home Entertainment Group, Inc.
40 Pequot Way
Canton, Massachusetts 02021
Attention: Joseph McGuire, Senior Vice President and Chief Financial Officer
Telephone: (781) 830-3000

     We will not provide exhibits to a document unless they are specifically incorporated by reference in that document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information, including the information incorporated by reference above, with the SEC. Investors may inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Investors may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1(800) SEC-0330. This information also is available at the SEC’s World Wide Web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the common stock offered by this prospectus with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; we refer you in each instance to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference. For further information with respect to us and the common stock offered by this prospectus, we refer investors to the registration statement, the exhibits thereto and the financial statements, notes and schedules filed as a part of the registration statement.

TWEETER HOME ENTERTAINMENT GROUP, INC.

     Tweeter is a specialty retailer of mid- to high-end audio and video consumer electronics products. We operate stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest names in New England, the Mid-Atlantic, the Southeast, Texas, southern California, greater Chicago, Florida and Phoenix, Arizona. We operate in a single business segment of retailing audio and video consumer electronics products. Our stores feature an extensive selection of home and car audio systems and components, portable audio equipment, and home video products including flat panel Plasma and LCD TV’s, big screen televisions, DVD players, digital satellite systems, camcorders and video recording devices. We differentiate ourselves by focusing on consumers who seek audio and video products with advanced features, functionality and performance. We do not offer consumer electronics products such as personal computers or home office equipment. Our stores display products in an inviting retail environment averaging 10,000 square feet and are staffed with attentive, knowledgeable sales personnel. We seek to build name recognition and customer loyalty by combining a high level of service with competitive prices backed by our patented Automatic Price Protection program.

     Tweeter is a Delaware corporation. Our principal executive offices are located at 40 Pequot Way, Canton, Massachusetts 02021 and our telephone number is (781) 830-3000.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions we made. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ significantly from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in or incorporated by reference into this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

     The selling stockholder will receive all of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus.

SELLING STOCKHOLDERS

     Effective April 21, 2003, Philo Pappas, who is the selling stockholder under this prospectus, became Tweeter’s Senior Vice President and Chief Merchandising Officer. As part of the consideration for Mr. Pappas’s employment, we issued to Mr. Pappas in a private placement 270,000 shares of our common stock for a purchase price of $.01 per share. The registration statement of which this prospectus is a part is being filed to register for resale by Mr. Pappas from time to time the 162,000 vested shares of common stock issued to Mr. Pappas.

     The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of April 21, 2003. Except for his current position as Tweeter’s Senior Vice President and Chief Merchandising Officer, the selling stockholder has not had, within the past three years, any other position, office or material relationship with us. The selling stockholder may sell all or some portion of the 162,000 vested shares of common stock he owns. The following table assumes that the selling stockholder will sell all of the shares of common stock being registered.

     The table includes the number of shares and percentage ownership represented by those shares determined to be beneficially owned by the selling stockholder in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock that are subject to convertible securities held by that person that are currently exercisable or exercisable within 60 days of April 21, 2003. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by such person. Such shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

	Common Shares		Common Shares
	Beneficially	Common Shares	Beneficially	Percentage
	Owned Prior	to be Registered	Owned After	Owned
Name of Selling Stockholder	to the Offering	Hereunder	the Offering	After the Offering

Philo Pappas(2)	318,000 (1)	162,000	156,000 (1)	*

*Less than one percent.

(1) Includes 48,000 shares subject to options exercisable within 60 days of April 21, 2003.

(2) Effective April 21, 2003, Mr. Pappas became Senior Vice President and Chief Merchandising Officer of Tweeter.

PLAN OF DISTRIBUTION

     The selling stockholder may offer and sell his shares of common stock being offered by this prospectus in whole or in part, from time to time in one or more of the following transactions:

•	on the Nasdaq National Market,

•	in privately negotiated transactions, or

•	in a combination of these transactions.

     The selling stockholder may sell his shares of common stock at any of the following prices:

•	at fixed prices,

•	at market prices prevailing at the time of the sale,

•	at prices related to market prices, or

•	at negotiated prices.

     The selling stockholder may sell some or all of his shares of common stock in any of the following ways:

•	to or through brokers, agents, or dealers designated from time to time, or

•	directly to purchasers.

     The selling stockholder may negotiate and pay brokers, agents, or dealers commissions, discounts or concessions for their services. The selling stockholder and any brokers, agents or dealers that act in connection with the sale of shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the brokers’, agents’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

LEGAL MATTERS

     Goulston & Storrs, P.C., Boston, Massachusetts, will deliver an opinion as to the validity of the shares of common stock being offered hereby.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Tweeter’s Annual Report on Form 10-K for the year ended September 30, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill and intangible assets in fiscal 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses estimated to be incurred in connection with the sale and distribution of the securities being registered. We will pay all of these expenses.

SEC registration fee	$68.87
Printing, engraving and mailing expenses	$1,000
Legal fees and expenses	$2,500
Accounting fees and expenses	$2,500
Miscellaneous	$0
TOTAL	$6,068.87

Item 15. Indemnification of Directors and Officers.

     Tweeter’s amended and restated certificate of incorporation, as amended to date, generally limits the liability of its directors to Tweeter to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporation Law permits, but does not require, Tweeter to indemnify its directors, officers, employees or agents, and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation; provided, however, that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to Tweeter’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Tweeter’s amended and restated certificate of incorporation, as amended to date, provides that Tweeter’s directors and executive officers shall be and, in the discretion of the Board of Directors, other officers and non-officer employees may be, indemnified by Tweeter to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Tweeter. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. Tweeter’s amended and restated certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director’s liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Tweeter also has in effect a directors and officers liability insurance policy.

Item 16. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Goulston & Storrs, P.C.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

    (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

    (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Canton, Commonwealth of Massachusetts on this 24th day of April, 2003.

TWEETER HOME ENTERTAINMENT GROUP, INC.

By:	/s/ Joseph McGuire Joseph McGuire Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Stone and Joseph McGuire, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey Stone Jeffrey Stone	Director, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2003

/s/ Joseph McGuire Joseph McGuire	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 24, 2003

/s/ Samuel Bloomberg Samuel Bloomberg	Director and Chairman of the Board	April 24, 2003

/s/ Jeffrey Bloomberg Jeffrey Bloomberg	Director	April 24, 2003

/s/ Matthew Bronfman Matthew Bronfman	Director	April 24, 2003

/s/ Michael Cronin Michael Cronin	Director	April 24, 2003

Signature	Title	Date

/s/ Steven Fischman Steven Fischman	Director	April 24, 2003

/s/ Peter Beshouri Peter Beshouri	Director	April 24, 2003

Exhibit Index

Exhibit
Number	Description

5.1	Opinion of Goulston & Storrs, P.C.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)